EXHIBIT 10.2

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”), dated as of February 14, 2020, by and among the Persons listed on the signature pages hereof as “Grantors” and those additional entities that hereafter become parties hereto by executing the form of Joinder attached hereto as Annex 1 (each, a “Grantor” and collectively, the “Grantors”), and KAYNE SOLUTIONS FUND, L.P., a Delaware limited partnership (“Kayne”), in its capacity as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of February 14, 2020 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among FRANCHISE GROUP INTERMEDIATE HOLDCO, LLC, a Delaware limited liability company (“Lead Borrower”), as a Borrower, FRANCHISE GROUP MERGER SUB AF, INC., a Delaware corporation (the “Merger Sub”), as a Borrower (which, on the Closing Date, shall be merged with and into AMERICAN FREIGHT GROUP, INC., a Delaware corporation (“AFGI”), with AFGI surviving such merger as a Borrower), certain other Subsidiaries of Lead Borrower from time to time party thereto as Borrowers (collectively with Lead Borrower and AFGI, the “Borrowers”), FRANCHISE GROUP NEW HOLDCO, LLC, a Delaware limited liability company (“Global Parent”), as a Guarantor, certain Subsidiaries of Lead Borrower from time to time party thereto as Guarantors, the lenders from time to time party thereto (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), GACP FINANCE CO., LLC, a Delaware limited liability company (“GACP”), in its capacity as administrative agent for each Lender (in such capacity, together with its successors and permitted assigns in such capacity, “Administrative Agent”), and Collateral Agent, the Lenders have agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, Collateral Agent has agreed to act as agent for the benefit of the Secured Parties in connection with the transactions contemplated by the Credit Agreement and this Agreement;

WHEREAS, in order to induce Agents and the Lenders to enter into the Credit Agreement and the other Loan Documents and to extend the Loans thereunder and to induce Agents and the Lenders to make financial accommodations to Borrowers as provided for in the Credit Agreement and the other Loan Documents, (a) each Grantor (other than each Borrower with respect to its own Obligations) has agreed to guaranty the Guaranteed Obligations, and (b) each Grantor has agreed to grant to Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in and to the Collateral in order to secure the prompt and complete payment, observance and performance of the Secured Obligations; and

WHEREAS, each Grantor (other than each Parent Company and each Borrower) is an Affiliate or a Subsidiary of Borrowers and, as such, will benefit by virtue of the financial accommodations extended to Borrowers by Agents and the Lenders.

NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                   Definitions; Construction.

(a)                All initially capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the Code (including, without limitation, Account Debtor, Chattel Paper, Deposit Account, Drafts, Documents, Farm Products, Fixtures, Instruments, Letters of Credit, Letter of Credit Rights, Promissory Notes, Securities Account and Supporting Obligations) shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following definitions:

(i)                   “ABL Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

(ii)                   “Acquisition Documents” means the Acquisition Agreement and the other agreements, instruments and documents evidencing, or entered into in connection with, the Acquisition or any other acquisition by a Grantor consummated after the Closing Date.

(iii)                   “Administrative Agent” has the meaning specified therefor in the recitals to this Agreement.

(iv)                    “AFGI” has the meaning specified therefor in the recitals to this Agreement.

(v)                   “Agreement” has the meaning specified therefor in the preamble to this Agreement.

(vi)                    “Books” means books and records (including each Grantor’s Records indicating, summarizing, or evidencing such Grantor’s assets (including the Collateral) or liabilities, each Grantor’s Records relating to such Grantor’s business operations or financial condition, and each Grantor’s goods or General Intangibles related to such information).

(vii)                    “Borrower” and “Borrowers” have the respective meanings specified therefor in the recitals to this Agreement.

(viii)                    “Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

(ix)                    “Collateral” has the meaning specified therefor in Section 2 hereof.

(x)                   “Collateral Agent” has the meaning specified therefor in the preamble to this Agreement.

(xi)                    “Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), except that it refers only to such claims that have been asserted in judicial proceedings or are subject to mediation, arbitration or any other proceeding and includes those commercial tort claims listed on Schedule 1.

(xii)                    “Copyright Security Agreement” means each Copyright Security Agreement executed and delivered by Grantors, or any of them, and Collateral Agent, in substantially the form of Exhibit A.

(xiii)                    “Copyrights” means any and all rights in any works of authorship, including (A) copyrights and moral rights, (B) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 2, (C) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (D) the right to sue for past, present, and future infringements thereof, and (E) all of each Grantor’s rights corresponding thereto throughout the world.

(xiv)                    “Credit Agreement” has the meaning specified therefor in the recitals to this Agreement.

(xv)                    “De Minimis Amount” means $100,000.

(xvi)                    “Discharge of ABL Obligations” means the “Discharge of ABL Priority Obligations” as defined in the Intercreditor Agreement.

(xvii)                   “Equipment” means equipment (as that term is defined in the Code).

(xviii)                   “Excluded Assets” has the meaning specified therefor in Section 2 hereof.

(xix)                    “General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, software, contract rights (including, without limitation, rights under all sale, service, performance, equipment or warranty contracts and under all franchise agreements), rights to payment (including, without limitation, rights under all sale, service, performance, equipment or warranty contracts and under all franchise agreements), warranty claims, all know-how and warranties, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, rights to payment and other rights under Acquisition Documents, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses and all rights to bring any causes of action for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to Intellectual Property, monies due or recoverable from pension funds, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

(xx)                    “GACP” has the meaning specified therefor in the recitals to this Agreement.

(xxi)                    “Global Parent” has the meaning specified therefor in the recitals to this Agreement.

(xxii)                   “Grantor” and “Grantors” have the respective meanings specified therefor in the preamble to this Agreement.

(xxiii)                   “Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, supplier and vendor lists, customer data and all other information related to customers, route lists, supplier and vendor data and all other information related to suppliers and vendors, pricing and cost information, product lines, supply chain information, URLs and domain names, all recorded data of any kind or nature (regardless of the medium of recording), specifications, documentations, business and marketing plans and proposals, reports, catalogs, literature, and any other forms of, and any other rights in technology or proprietary or confidential information of any kind, including all rights therein, goodwill and enterprise value with respect thereto, and all applications for registration or registrations thereof.

(xxiv)                   “Intellectual Property Licenses” means, with respect to any Grantor, (A) any licenses or other similar rights provided to such Grantor in or with respect to Intellectual Property owned or controlled by any other Person, and (B) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by such Grantor, in each case, including (w) any agreements relating to the Licensed Trademarks, (x) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to a Grantor pursuant to end-user licenses), (y) the material license agreements listed on Schedule 3, and (z) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Secured Parties’ rights under the Loan Documents.

(xxv)                   “Inventory” means inventory (as that term is defined in the Code).

(xxvi)                   “Investment Property” means (A) any and all investment property, and (B) any and all of the following (regardless of whether classified as investment property under the Code): all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

(xxvii)                   “Joinder” means each Joinder to this Agreement executed and delivered by Collateral Agent and each of the other parties listed on the signature pages thereto, in substantially the form of Annex 1.

(xxviii)                   “Kayne” has the meaning specified therefor in the preamble to this Agreement.

(xxix)                   “Lead Borrower” has the meaning specified therefor in the recitals to this Agreement.

(xxx)                   “Lender” has the meaning specified therefor in the recitals to this Agreement.

(xxxi)                   “Merger Sub” has the meaning specified therefor in the recitals to this Agreement.

(xxxii)                   “Negotiable Collateral” means Letters of Credit, Letter-of-Credit Rights, Instruments, Promissory Notes, Drafts and Documents.

(xxxiii)                   “Patents” means patents and patent applications, including (A) the patents and patent applications listed on Schedule 4, (B) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (C) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (D) the right to sue for past, present, and future infringements thereof, and (E) all of each Grantor’s rights corresponding thereto throughout the world.

(xxxiv)                    “Patent Security Agreement” means each Patent Security Agreement executed and delivered by Grantors, or any of them, and Collateral Agent, in substantially the form of Exhibit B.

(xxxv)                   “Pledged Companies” means each Person listed on Schedule 5 as a “Pledged Company”, together with each other Person, all or a portion of whose Capital Stock are acquired or otherwise owned by a Grantor after the Closing Date and is required to be pledged pursuant to Section 5.10 of the Credit Agreement.

(xxxvi)                    “Pledged Interests” means all of each Grantor’s right, title and interest in and to all of the Capital Stock now owned or hereafter acquired by such Grantor, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Capital Stock, the right to receive any certificates representing any of the Capital Stock, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing; provided, that in no event shall any Excluded Assets constitute Pledged Interests.

(xxxvii)                    “Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit C.

(xxxviii)                    “Pledged Notes” means those certain promissory notes described on Schedule 10 attached hereto, consisting of the promissory notes required to be endorsed and delivered as of the Closing Date pursuant to Section 6(a) hereof.

(xxxix)                    “Pledged Operating Agreements” means all of each Grantor’s rights, powers, and remedies under the limited liability company operating agreements of each of the Pledged Companies that are limited liability companies.

(xl)                    “Pledged Partnership Agreements” means all of each Grantor’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.

(xli)                    “Proceeds” has the meaning specified therefor in Section 2(r) hereof.

(xlii)                    “PTO” means the United States Patent and Trademark Office.

(xliii)                    “Real Property” means any estates or interests in real property now owned or hereafter acquired by any Grantor and the improvements thereto.

(xliv)                   “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

(xlv)                    “Secured Obligations” means each and all of the following: (A) all Obligations (including any expenses, fees or interest that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) and (B) all Guaranteed Obligations.

(xlvi)                   “Security Interest” has the meaning specified therefor in Section 2 hereof.

(xlvii)                   “Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Property.

(xlviii)                   “Term Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

(xlix)                   “Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (A) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 6, (B) all renewals thereof, (C) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (D) the right to sue for past, present and future infringements and dilutions thereof, (E) the goodwill of each Grantor’s business symbolized by the foregoing or connected therewith, and (F) all of each Grantor’s rights corresponding thereto throughout the world.

(l)                   “Trademark Security Agreement” means each Trademark Security Agreement executed and delivered by Grantors, or any of them, and Collateral Agent, in substantially the form of Exhibit D.

(li)                   “URL” means “uniform resource locator,” an internet web address.

(b)                This Agreement shall be subject to the rules of construction set forth in Section 1.03 of the Credit Agreement, and such rules of construction are incorporated herein by this reference, mutatis mutandis.

(c)                All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.                   Grant of Security. Each Grantor hereby unconditionally grants, assigns, and pledges to Collateral Agent, for the benefit of each of the Secured Parties, to secure the Secured Obligations (whether now existing or hereafter arising), a continuing security interest (hereinafter referred to as the “Security Interest”) in all of such Grantor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (the “Collateral”):

(a)                all of such Grantor’s Accounts;

(b)                all of such Grantor’s Books;

(c)                all of such Grantor’s Chattel Paper;

(d)                all of such Grantor’s Commercial Tort Claims listed on Schedule 1;

(e)                all of such Grantor’s Deposit Accounts;

(f)                 all of such Grantor’s Equipment;

(g)                all of such Grantor’s Farm Products;

(h)                all of such Grantor’s Fixtures;

(i)                 all of such Grantor’s General Intangibles;

(j)                 all of such Grantor’s Inventory;

(k)                all of such Grantor’s Investment Property;

(l)                 all of such Grantor’s Intellectual Property and Intellectual Property Licenses;

(m)              all of such Grantor’s Negotiable Collateral (including the Pledged Notes);

(n)                all of such Grantor’s Pledged Interests (including all of such Grantor’s Pledged Operating Agreements and Pledged Partnership Agreements);

(o)                all of such Grantor’s Securities Accounts;

(p)                all of such Grantor’s Supporting Obligations;

(q)                all of such Grantor’s money, Cash Equivalents, or other assets of such Grantor that now or hereafter come into the possession, custody, or control of Collateral Agent (or its agent or designee) or any other Secured Party; and

(r)                 all of the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Farm Products, Fixtures, General Intangibles, Inventory, Investment Property, Intellectual Property, Negotiable Collateral, Pledged Interests, Securities Accounts, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to any Grantor or any Secured Party from time to time with respect to any of the Investment Property.

Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include the following (collectively, the “Excluded Assets”): (i) motor vehicles and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of Uniform Commercial Code financing statements); (ii) any rights or interest in any Real Estate Asset that is not a Material Real Estate Asset; (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark applications under applicable federal law; provided, that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (iv) Capital Stock in any Person, other than any wholly-owned Subsidiary of a Grantor, to the extent a security interest therein is not permitted by the terms of such Person’s organizational documents or joint venture documents (it being understood that, as of the Closing Date, no Capital Stock constitutes an Excluded Asset under this clause (iv)) (in each case, as in effect on the date such Capital Stock was acquired), solely to the extent that (1) such joint venture or other investment is permitted under Section 6.07 of the Credit Agreement and (2) such restriction was not created or entered into in contemplation of the acquisition of such Capital Stock; provided that the exclusion in this clause (iv) shall in no way be construed to apply to the extent that any described prohibition is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Code (or any successor provision or provisions) or other applicable law (including the Bankruptcy Code) or applicable principles of equity; provided further, that immediately upon the ineffectiveness (and for so long as it remains ineffective), lapse or termination of any such restriction, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such Capital Stock as if such restriction had never been in effect; (v) any lease, license or other agreement to which a Grantor is a party, or any property subject to a purchase money security interest, Capital Lease or similar arrangement, in each case, to the extent that a grant of a security interest therein in favor of Collateral Agent would constitute a default or forfeiture under, or violate or invalidate, such lease, license or other agreement, or such purchase money security interest, Capital Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than a Grantor or a Subsidiary of a Grantor), solely to the extent that (1) such lease, license or other agreement, or such purchase money security interest, Capital Lease or similar arrangement, is permitted under the Loan Documents and (2) such default, forfeiture, prohibition, invalidation or right of termination (as applicable) was not created in contemplation of this Agreement or any other Loan Document; provided that the exclusion in this clause (v) shall in no way be construed to apply to the extent that any described default, forfeiture, restriction, prohibition, invalidation or right of termination (as applicable) is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Code (or any successor provision or provisions) or other applicable law (including the Bankruptcy Code) or applicable principles of equity; provided further, that immediately upon the ineffectiveness (and for so long as it remains ineffective), lapse or termination of any such default, forfeiture, prohibition, restriction, invalidation or right of termination, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such lease, license or other agreement, or such property subject to purchase money security interest, Capital Lease or similar arrangement as if such default, forfeiture, prohibition, restriction, invalidation or right of termination had never been in effect; (vi) any property or assets with respect to which the granting of security interests in such assets would (1) be prohibited by applicable law, rule or regulation, (2) be prohibited under the terms of any contractual obligation binding on the applicable Grantor at the time the applicable property or asset was acquired (so long as such prohibition was not entered into in contemplation of such acquisition), or (3) require the consent, approval, license or authorization of any Person (including any Governmental Authority) (other than a Grantor or a Subsidiary of a Grantor) (so long as such consent, approval, license or authorization right (as applicable) was not created in contemplation of this Agreement or any other Loan Document); provided that the exclusion in this clause (vi) shall in no way be construed to apply to the extent that any described restriction, prohibition, or requirement of consent, approval, license or authorization (as applicable) is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Code (or any successor provision or provisions) or other applicable law (including the Bankruptcy Code) or applicable principles of equity; provided further, that immediately upon the ineffectiveness (and for so long as it remains ineffective), lapse or termination of any such law, rule, regulation, term, prohibition, condition or requirement, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such property or assets as if such law, rule, regulation, term, prohibition, condition or requirement had never been in effect; (vii) assets located outside the United States to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences to the Grantors; (viii) Excluded Accounts; (ix) any Margin Stock; (x) Capital Stock of any Excluded Entities to the extent a pledge thereof is prohibited by the terms of such Person’s third party Indebtedness (so long as such prohibition was not created in contemplation of this Agreement or any other Loan Document); provided further, that immediately upon any Subsidiary ceasing to be an Excluded Entity, or upon the ineffectiveness (and for so long as it remains ineffective), lapse or termination of any such prohibition, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all Capital Stock of such Subsidiary as if such Subsidiary had never been an Excluded Entity or as if such prohibition had never been in effect; (xi) those assets as to which Lead Borrower and the Agents mutually agree in writing that the cost and/or burden of obtaining a grant of a Lien on such assets to secure the Secured Obligations outweighs the benefit to the Secured Parties; (xii) (I) Letter of Credit Rights, which individually have a value or face amount of less than or equal to the De Minimis Amount (except to the extent a security interest therein can be perfected by the filing of Uniform Commercial Code financing statements) and (II) Letter of Credit Rights which individually have a value or face amount of greater than the De Minimis Amount, which in the aggregate at any one time for all such Letter of Credit Rights, have an aggregate value or face amount of $500,000 or less (except to the extent a security interest therein can be perfected by the filing of Uniform Commercial Code financing statements); and (xiii) (I) commercial tort claims, which individually have an aggregate amount claimed that is less than or equal to the De Minimis Amount and (II) commercial tort claims which individually have an aggregate amount claimed that is greater than the De Minimis Amount, which in the aggregate at any one time for all such commercial tort claims, have an aggregate amount claimed that is not in excess of $500,000; provided, that (A) Excluded Assets shall not include, and the foregoing exclusions shall in no way be construed to limit, impair, or otherwise affect any of Collateral Agent’s continuing security interests in and liens upon any rights or interests of any Grantor in or to, (1) monies due or to become due, or any income stream, receivables, payment intangibles or proceeds arising, under or in connection with any of the property or assets described in the foregoing clauses (i) through (xiii), or (2) any proceeds from the sale, license, lease, or other disposition of any such property or assets, in each case, other than to the extent such monies, income stream, receivables, payment intangibles or proceeds otherwise qualify as Excluded Assets, (B) the Proceeds of any Excluded Assets shall not constitute Excluded Assets (unless such Proceeds otherwise qualify as Excluded Assets) and (C) the Grantors shall from time to time at the reasonable request of Collateral Agent, give written notice to Collateral Agent identifying in reasonable detail the Excluded Assets and shall provide to Collateral Agent such other information regarding the Excluded Assets as Collateral Agent may reasonably request.

3.                   Security for Secured Obligations. The Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to the Secured Parties, or any of them, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving any Grantor due to the existence of such Insolvency Proceeding. Further, the Security Interest created hereby encumbers each Grantor’s right, title, and interest in all Collateral, whether now owned by such Grantor or hereafter acquired, obtained, developed, or created by such Grantor and wherever located.

4.                   Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each of the Grantors shall remain liable under the contracts and agreements included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Collateral Agent or any other Secured Party of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the Secured Parties shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any of the Secured Parties be obligated to perform any of the obligations or duties of any Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement, the Credit Agreement, or any other Loan Document, Grantors shall have the right to possession and enjoyment of the Collateral for the purpose of conducting their respective businesses, subject to and upon the terms hereof and of the Credit Agreement and the other Loan Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend, and distribution rights, shall remain in the applicable Grantor until (i) the occurrence and continuance of an Event of Default, and (ii) Collateral Agent has notified the applicable Grantor of Collateral Agent’s election to exercise such rights with respect to the Pledged Interests pursuant to Section 15.

5.                   Representations and Warranties. In order to induce Collateral Agent to enter into this Agreement for the benefit of the Secured Parties, each Grantor makes the following representations and warranties to Collateral Agent and the other Secured Parties which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

(a)                The name (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Grantor is set forth on Schedule 7 (as such Schedule may be updated from time to time to reflect changes permitted under the Loan Documents).

(b)                The chief executive office of each Grantor is located at the address indicated on Schedule 7 (as such Schedule may be updated from time to time to reflect changes permitted under the Loan Documents).

(c)                Each Grantor’s tax identification numbers are identified on Schedule 7 (as such Schedule may be updated from time to time to reflect changes permitted under the Loan Documents).

(d)                As of the Closing Date, no Grantor holds any Commercial Tort Claim with an amount claimed that exceeds $250,000 individually for such Commercial Tort Claim, except as set forth on Schedule 1.

(e)                [Reserved].

(f)                 Schedule 8 sets forth all Real Property that is a Material Real Estate Asset owned by any of the Grantors as of the Closing Date.

(g)                As of the Closing Date: (i) Schedule 2 provides a complete and correct list of all registered Copyrights and applications for registration of Copyrights owned by any Grantor, (ii) Schedule 3 provides a complete and correct list of all exclusive Intellectual Property Licenses with respect to registered Copyrights entered into by any Grantor, (iii) Schedule 4 provides a complete and correct list of all Patents owned by any Grantor and all applications for Patents owned by any Grantor, and (iv) Schedule 6 provides a complete and correct list of all registered Trademarks owned by any Grantor, and all applications for registration of Trademarks owned by any Grantor.

(h)                (i) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to each Grantor’s knowledge, (A) each Grantor owns or holds licenses in all Intellectual Property that is necessary in the conduct of its business, and (B) all employees and contractors of each Grantor who were involved in the creation or development of any Intellectual Property for such Grantor that is necessary in the business of such Grantor have signed agreements containing assignment of Intellectual Property rights to such Grantor and obligations of confidentiality;

(ii)                   to each Grantor’s knowledge, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights owned by such Grantor, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect;

(iii)                   except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to each Grantor’s knowledge, all registered Copyrights, registered Trademarks, and issued Patents that are owned by such Grantor and necessary in the conduct of its business are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect; and

(iv)                    except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to each Grantor’s knowledge, each Grantor has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Grantor that are necessary in the conduct of the business of such Grantor.

(i)                 This Agreement creates a valid security interest in the Collateral of each Grantor, to the extent a security interest therein can be created under the Code, securing the payment of the Secured Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, all filings to perfect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Grantor, as a debtor, and Collateral Agent, as secured party, in the jurisdictions listed next to such Grantor’s name on Schedule 9. Upon the making of such filings, Collateral Agent shall have a First Priority perfected security interest in the Collateral of each Grantor to the extent such security interest can be perfected by the filing of a financing statement under the Code. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a Copyright Security Agreement with the United States Copyright Office or the filing of any Patent Security Agreement or any Trademark Security Agreement with the PTO, upon filing of any Copyright Security Agreement with the United States Copyright Office, filing of any Patent Security Agreement and any Trademark Security Agreement with the PTO, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 9, all action necessary to perfect and to the extent required by this Agreement and the other Loan Documents, protect the Security Interest in and on each Grantor’s United States issued Patents, registered Trademarks, or registered Copyrights has been taken and such perfected Security Interest is enforceable as such as against any and all creditors of and purchasers from any Grantor of such Intellectual Property. All action by any Grantor required by this Agreement and the other Loan Documents, to protect and perfect such security interest on each item of Collateral has been duly taken.

(j)                 (i) Except for the Security Interest created hereby, each Grantor is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 5 as being owned by such Grantor and, when acquired by such Grantor, any Pledged Interests acquired after the Closing Date, (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and non-assessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Capital Stock of the Pledged Companies of such Grantor identified on Schedule 5 as supplemented or modified by any Pledged Interests Addendum or any Joinder to this Agreement, (iii) such Grantor has the right and requisite authority to pledge, the Investment Property pledged by such Grantor to Collateral Agent as provided herein, (iv) all actions necessary to perfect and establish a First Priority Lien, or to the extent otherwise required by this Agreement and the other Loan Documents, to otherwise protect, Collateral Agent’s Liens in the Investment Property, and the proceeds thereof, have been duly taken, upon (A) the execution and delivery of this Agreement, (B) the taking of possession by Collateral Agent (or its agent or designee) of any certificates representing the Pledged Interests, to the extent such Pledged Interests are represented by certificates, together with undated powers (or other documents of transfer acceptable to Collateral Agent) endorsed in blank by the applicable Grantor, (C) the filing of financing statements in the applicable jurisdiction set forth on Schedule 9 for such Grantor with respect to the Pledged Interests of such Grantor that are not represented by certificates, and (D) with respect to any Securities Accounts (other than Excluded Accounts), the delivery of Control Agreements with respect thereto, and (v) each Grantor has delivered to and deposited with Collateral Agent all certificates representing the Pledged Interests owned by such Grantor to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer acceptable to Collateral Agent) endorsed in blank with respect to such certificates. None of the Pledged Interests owned or held by such Grantor has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(k)                No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the grant of a Security Interest by such Grantor in and to the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by such Grantor or (ii) for the exercise by Collateral Agent of the voting or other rights provided for in this Agreement with respect to the Investment Property or the remedies in respect of the Collateral pursuant to this Agreement, except (A) as may be required in connection with such disposition of Investment Property by laws affecting the offering and sale of securities generally, (B) for consents, approvals, authorizations, or other orders or actions that have already been obtained or given (as applicable) and that are still in force, and (C) the filing of financing statements and other filings necessary to perfect the Security Interests granted hereby.

(l)                 As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby represents and warrants that the Pledged Interests issued pursuant to such agreement (i) are not dealt in or traded on securities exchanges or in securities markets, (ii) do not constitute investment company securities, and (iii) are not held by such Grantor in a Securities Account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provides that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

(m)              As to any Credit Card Receivables, (i) no amount payable to any Grantor under or in connection with any Credit Card Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to Collateral Agent to the extent required pursuant to this Agreement, (ii) none of the obligors on any Credit Card Receivable is a Governmental Authority, and (iii) except as would not be reasonably expected to result in a Material Adverse Effect, there are no facts, events or occurrences which would impair the validity of any Credit Card Receivable, or tend to reduce the amount payable thereunder from the face amount of the claim or invoice or statements delivered to Collateral Agent with respect thereto (other than arising in the ordinary course of business).

6.                   Covenants. Each Grantor, jointly and severally, covenants and agrees with Collateral Agent that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 22:

(a)                Possession of Collateral. In the event that any Collateral, including Proceeds, is evidenced by or consists of Drafts, Documents, Certificated Securities, Promissory Notes, or tangible Chattel Paper having at any one time an aggregate value of $1,500,000 or more for all such Drafts, Documents, Certificated Securities, Promissory Notes, or tangible Chattel Paper, the Grantors shall promptly (and in any event within 30 days (or such longer period as agreed to in writing by Collateral Agent) after acquisition thereof), notify Collateral Agent thereof, and if and to the extent that perfection or priority of Collateral Agent’s Security Interest is dependent on or enhanced by possession, the applicable Grantor, promptly (and in any event within five Business Days (or such longer period as agreed to in writing by Collateral Agent)) after request by Collateral Agent, shall execute such other documents and instruments as shall be requested by Collateral Agent or, if applicable, endorse and deliver physical possession of such Drafts, Documents, Certificated Securities, Promissory Notes, or tangible Chattel Paper to Collateral Agent, together with such undated powers (or other relevant document of transfer acceptable to Collateral Agent) endorsed in blank as shall be requested by Collateral Agent, and shall do such other acts or things, reasonably deemed necessary or desirable by Collateral Agent to protect Collateral Agent’s Security Interest therein, to the extent otherwise required by this Agreement and the other Loan Documents; provided, that (x) no Grantor shall be required to notify the Collateral Agent or endorse and/or deliver physical possession of any Draft, Document, Certificated Security, Promissory Note or tangible Chattel Paper to the extent the individual value of such Draft, Document, Certificated Security, Promissory Note or tangible Chattel Paper is less than $500,000 and (y) the Collateral Agent, in its sole discretion, may agree that delivery of physical possession of any such Drafts, Documents, Certificated Securities, Promissory Notes, or tangible Chattel Paper (and related documents and instruments and endorsements, if applicable) shall not be required.

(b)                Chattel Paper.

(i)                   Promptly (and in any event within five Business Days (or such longer period as agreed to in writing by Collateral Agent)) after request by Collateral Agent, each Grantor shall take all steps reasonably necessary to grant Collateral Agent control of all electronic Chattel Paper which individually has a value or face amount greater than the De Minimis Amount in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, but only to the extent that the aggregate value or face amount of all such electronic Chattel Paper equals or exceeds at any one time, $500,000; and

(ii)                   if any Grantor retains possession of any tangible Chattel Paper or Instruments (which retention of possession shall be subject to the extent permitted hereby and by the Credit Agreement), promptly upon the request of Collateral Agent, such tangible Chattel Paper and Instruments shall be marked with the following legend (or a similar legend as agreed to by Collateral Agent): “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of Kayne Solutions Fund, L.P., as Collateral Agent for the benefit of the Secured Parties”.

(c)                [Reserved].

(d)                Letter-of-Credit Rights. If the Grantors (or any of them) are or become the beneficiary of any letters of credit which individually have a face amount or value greater than the De Minimis Amount, then the applicable Grantor or Grantors shall promptly (and in any event within 30 days (or such longer period as agreed to in writing by Collateral Agent) after becoming a beneficiary), notify Collateral Agent thereof and, promptly (and in any event within 30 days (or such longer period as agreed to in writing by Collateral Agent)) after request by Collateral Agent, enter into a tri-party agreement with Collateral Agent and the issuer or confirming bank with respect to each such letter of credit assigning such Letter-of-Credit Rights to Collateral Agent and directing all payments thereunder to the Deposit Account specified by Collateral Agent, all in form and substance reasonably satisfactory to Collateral Agent, but only to the extent that the aggregate value or face amount of all such letters of credit equals or exceeds at any one time, $500,000.

(e)                Commercial Tort Claims. If the Grantors (or any of them) obtain any Commercial Tort Claims which individually have a value, or involve an asserted claim, in excess of the De Minimis Amount, then the applicable Grantor or Grantors shall promptly (and in any event within 30 days (or such longer period as agreed to in writing by Collateral Agent) of obtaining such Commercial Tort Claims), notify Collateral Agent upon incurring or otherwise obtaining such any Commercial Tort Claims and, promptly (and in any event within five Business Days (or such longer period as agreed to in writing by Collateral Agent)) after request by Collateral Agent, amend Schedule 1 to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to Collateral Agent, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things reasonably deemed necessary or desirable by Collateral Agent to give Collateral Agent a First Priority perfected security interest in any such Commercial Tort Claims but only to the extent that the aggregate value, or asserted claims, of all such Commercial Tort Claims exceeds at any one time, $500,000.

(f)                 Government Contracts. Other than Accounts and Chattel Paper the aggregate value of which does not at any one time exceed $2,500,000 in the aggregate for all such Accounts and Chattel Paper, if any Account or Chattel Paper arises out of a contract or contracts with the United States of America or any department, agency, or instrumentality thereof, Grantors shall promptly (and in any event within 30 days (or such longer period as agreed to in writing by Collateral Agent) of the creation thereof) notify Collateral Agent thereof and, promptly (and in any event within 60 days (or such longer period as agreed to in writing by Collateral Agent)) after request by Collateral Agent, execute any instruments or take any steps reasonably required by Collateral Agent in order that all moneys due or to become due under such contract or contracts shall be assigned to Collateral Agent, for the benefit of the Secured Parties, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law.

(g)                Intellectual Property.

(i)                   Upon the request of Collateral Agent, in order to facilitate filings with the PTO and the United States Copyright Office, each Grantor shall execute and deliver to Collateral Agent one or more Copyright Security Agreements, Trademark Security Agreements, or Patent Security Agreements to further evidence Collateral Agent’s Lien on such Grantor’s United States issued and registered Patents, Trademarks, or Copyrights;

(ii)                   Each Grantor shall take such steps, in such Grantor’s reasonable business judgment, to protect, enforce and defend, at such Grantor’s expense, the Intellectual Property that is necessary in or material to the conduct of such Grantor’s business, including, as applicable (A) to enforce and defend, including, if determined to be appropriate in such Grantor’s reasonable business judgment, promptly suing for any infringement, misappropriation, or dilution that could reasonably and materially impact the value of any of such Grantor’s Intellectual Property and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to reasonably prosecute any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to reasonably prosecute any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, (D) to take commercially reasonable actions to preserve and maintain all of such Grantor’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including paying maintenance fees with respect thereto and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require employees, consultants, and contractors of each Grantor who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment of Intellectual Property rights and obligations of confidentiality, except, in each case, as could not reasonably be expected to be material and adverse to the business of the Grantors as a whole. Except, in each case, as could not reasonably be expected to be material and adverse to the business of the Grantors as a whole, each Grantor further agrees not to abandon any Intellectual Property or Intellectual Property License that is necessary in or material to the conduct of such Grantor’s business. Each Grantor hereby agrees to take the steps described in this Section 6(g)(ii) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in or material to the conduct of such Grantor’s business;

(iii)                   Grantors acknowledge and agree that the Secured Parties shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Grantor. Without limiting the generality of this Section 6(g)(iii), Grantors acknowledge and agree that no Secured Party shall be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, any Secured Party may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrowers and shall be chargeable to the Loan Account;

(iv)                    On each date on which a Compliance Certificate is required to be delivered pursuant to Section 5.01(d) of the Credit Agreement (or, if an Event of Default has occurred and is continuing, more frequently if requested by Collateral Agent), each Grantor shall provide Collateral Agent with a written report of all new Patents, Trademarks or Copyrights that are registered or the subject of pending applications for registrations, and all new exclusive Copyright Licenses for registered Copyrights that are material to the conduct of such Grantor’s business, in each case, which were acquired, registered, or for which applications for registration were filed by any Grantor during the prior period and any statement of use or amendment to allege use with respect to intent-to-use trademark applications. In the case of such registrations or applications therefor which were acquired by any Grantor, each such Grantor shall file the necessary documents with the United States Copyright Office, the PTO or the successor offices of the United States Copyright Office or the PTO, as appropriate, identifying the applicable Grantor as the owner (or as a co-owner thereof, if such is the case) of such Intellectual Property. In each of the foregoing cases, the applicable Grantor shall promptly cause to be prepared, executed, and delivered to Collateral Agent supplemental schedules to the applicable Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement to identify such Patent, Trademark and Copyright registrations and applications therefor (with the exception of Trademark applications filed on an intent-to-use basis for which no statement of use or amendment to allege use has been filed) and such Copyright Licenses as being subject to the security interests created thereunder;

(v)                   Anything to the contrary in this Agreement notwithstanding, in no event shall any Grantor, either itself or through any agent, employee, licensee, or designee, file an application for the registration of any Copyright with the United States Copyright Office or any similar office or agency in another country without giving Collateral Agent written notice thereof at least 10 days (or such shorter period as agreed to in writing by Collateral Agent) prior to such filing and complying with Section 6(g)(i), and if available, each such application for registration shall be filed on an “expedited basis”. Upon receipt from the United States Copyright Office of notice of registration of any Copyright, each Grantor shall promptly (but in no event later than 30 days (or such longer period as agreed to in writing by Collateral Agent) following such receipt) notify (but without duplication of any notice required by Section 6(g)(iv)) Collateral Agent of such registration by delivering, or causing to be delivered, to Collateral Agent, documentation sufficient for Collateral Agent to perfect Collateral Agent’s Liens on such Copyright. If any Grantor acquires from any Person any Copyright registered with the United States Copyright Office or an application to register any Copyright with the United States Copyright Office, such Grantor shall promptly (but in no event later than 30 days (or such longer period as agreed to in writing by Collateral Agent) following such acquisition) notify Collateral Agent of such acquisition and deliver, or cause to be delivered, to Collateral Agent, documentation sufficient for Collateral Agent to perfect Collateral Agent’s Liens on such Copyright. In the case of such Copyright registrations or applications therefor which were acquired by any Grantor, each such Grantor shall promptly (but in no event later than 30 days (or such longer period as agreed to in writing by Collateral Agent) following such acquisition) file the necessary documents with the United States Copyright Office identifying the applicable Grantor as the owner (or as a co-owner thereof, if such is the case) of such Copyrights; and

(vi)                    Except as could not reasonably be expected to be material and adverse to the business of the Grantors as a whole, each Grantor shall take reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in or material to the conduct of such Grantor’s business, including, as applicable (A) protecting the secrecy and confidentiality of its confidential information and trade secrets by having and enforcing a reasonable policy requiring all current employees, consultants, licensees, vendors and contractors who would reasonably be expected to have access to such information to execute appropriate confidentiality agreements, (B) taking actions that would reasonably be expected to ensure that no trade secret falls into the public domain, and (C) protecting the secrecy and confidentiality of the source code of all proprietary software programs and applications that are not publicly available and of which it is the owner or licensee by having and enforcing a reasonable policy requiring any licensees (or sublicensees) of such source code to enter into license agreements with commercially reasonable use and non-disclosure restrictions.

(h)                Investment Property.

(i)                   If any Grantor shall acquire, obtain, receive or become entitled to receive any Pledged Interests after the Closing Date, it shall promptly (and in any event within 30 days (or such longer period as agreed to in writing by Collateral Agent) of acquiring or obtaining such Collateral) deliver to Collateral Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests;

(ii)                   Upon the occurrence and during the continuance of an Event of Default, following the request of Collateral Agent, all sums of money and property paid or distributed in respect of the Pledged Interests that are received by any Grantor shall be held by the Grantors in trust for the benefit of Collateral Agent segregated from such Grantor’s other property, and such Grantor shall deliver it forthwith to Collateral Agent in the exact form received;

(iii)                   Each Grantor shall promptly deliver to Collateral Agent a copy of each material notice or other material communication received by it in respect of any Pledged Interests;

(iv)                    No Grantor shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests, in each case, if the same is prohibited pursuant to the Loan Documents;

(v)                   Each Grantor agrees that it will cooperate with Collateral Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law to effect the perfection of the Security Interest on the Investment Property or to effect any sale or transfer thereof, in each case subject to Section 5.10 of the Credit Agreement with respect to perfection actions (A) in any jurisdiction outside of the United States or any state thereof and (B) under any security agreement or pledge governed by the laws of any jurisdiction other than the United States or any state thereof;

(vi)                    As to all limited liability company or partnership interests owned by such Grantor and issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby covenants that the Pledged Interests issued pursuant to such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by such Grantor in a securities account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provides or shall provide that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction; and

(vii)                    With regard to any Pledged Interests that are not certificated, to the extent any Grantor is an issuer of such non-certificated Pledged Interests, such Grantor in its capacity as an issuer (i) agrees promptly to note on its books the security interests granted to Collateral Agent and confirmed under this Agreement, (ii) agrees that after the occurrence and during the continuation of an Event of Default, it will comply with instructions of Collateral Agent or its nominee with respect to the applicable Pledged Interests without further consent by the applicable Grantor, (iii) to the extent permitted by law, agrees that the “issuer’s jurisdiction” (as defined in Section 8-110 of the Code) is the State of New York, (iv) agrees to notify Collateral Agent upon obtaining knowledge of any interest in favor of any person in the applicable Pledged Interests that is materially adverse to the interest of Collateral Agent therein, other than any Permitted Liens and (v) waives any right or requirement at any time hereafter to receive a copy of this Agreement in connection with the registration of any Pledged Interests hereunder in the name of Collateral Agent or its nominee or the exercise of voting rights by Collateral Agent or its nominee.

(i)                 Pledged Note. Grantors, without the prior written consent of Collateral Agent, will not (i) waive or release the payment obligations on the maturity date of the Pledged Note of any Person obligated under the Pledged Note or (ii) release any material portion of the collateral securing the obligations under the Pledged Note.

(j)                 Transfers and Other Liens. Grantors shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except as permitted by the Credit Agreement, or (ii) create or permit to exist any Lien upon or with respect to any of the Collateral of any Grantor, except for Permitted Liens. The inclusion of Proceeds in the Collateral shall not be deemed to constitute Collateral Agent’s consent to any sale or other disposition of any of the Collateral except as expressly permitted in this Agreement or the other Loan Documents.

(k)                Motor Vehicles. Promptly (and in any event within twenty (20) Business Days) after request by Collateral Agent (or such longer period as agreed to in writing by Collateral Agent) with respect to all motor vehicles covered by a certificate of title owned by any Grantor with an aggregate fair market value in excess of $7,500,000, such Grantor shall deliver to Collateral Agent or Collateral Agent’s designee, the certificates of title for all such motor vehicles (other than certificates with respect to any motor vehicles that are subject to Permitted Liens that are senior to the Collateral Agent’s security interest hereunder) and promptly (and in any event within sixty (60) Business Days) after request by Collateral Agent (or such longer period as agreed to in writing by Collateral Agent), such Grantor shall take all actions necessary to cause such certificates (other than certificates with respect to any motor vehicles that are subject to Permitted Liens that are senior to the Collateral Agent’s security interest hereunder) to be filed (with the Collateral Agent’s Lien noted thereon) in the appropriate state motor vehicle filing office.

(l)                 Name, Etc. No Grantor will change its name, chief executive office, jurisdiction of organization or organizational identity without providing Collateral Agent written notice thereof promptly (and in any event within 30 days (or such longer period as agreed to in writing by Collateral Agent) after such change or, in the case of a change in jurisdiction of organization, at least 10 days (or such shorter period as agreed to in writing by Collateral Agent) prior to such change).

(m)              Credit Card Receivables.

(i)                   Each Grantor shall keep and maintain at its own cost and expense complete records of each Credit Card Receivable, in a manner consistent with prudent business practice, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Grantor shall, at such Grantor’s sole cost and expense, upon Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of all Credit Card Receivables, including, without limitation, all documents evidencing such Credit Card Receivables and any books and records relating thereto to Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor). Upon the occurrence and during the continuance of any Event of Default, Collateral Agent may transfer a full and complete copy of any Grantor’s books, records, credit information, reports, memoranda and all other writings relating to the Credit Card Receivables to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Credit Card Receivables or Collateral Agent’s security interest therein in accordance with applicable Requirements of Law without the consent of any Grantor.

(ii)                   No Grantor shall rescind or cancel any indebtedness evidenced by any Credit Card Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such indebtedness except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Credit Card Receivable or interest therein except in the ordinary course of business consistent with prudent business practice or in accordance with the Credit Agreement without the prior written consent of Collateral Agent.

7.                   Relation to Other Security Documents. The provisions of this Agreement shall be read and construed with the other Loan Documents referred to below in the manner so indicated.

(a)                Credit Agreement. In the event of any conflict between any provision in this Agreement and a provision in the Credit Agreement, such provision of the Credit Agreement shall control.

(b)                Patent, Trademark, Copyright Security Agreements. The provisions of the Copyright Security Agreements, Trademark Security Agreements, and Patent Security Agreements are supplemental to the provisions of this Agreement, and nothing contained in the Copyright Security Agreements, Trademark Security Agreements, or the Patent Security Agreements shall limit any of the rights or remedies of Collateral Agent hereunder. In the event of any conflict between any provision in this Agreement and a provision in a Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement, such provision of this Agreement shall control.

(c)                Intercreditor Agreement.

(i)                   Notwithstanding anything herein to the contrary, the priority of the Lien and Security Interest granted to Collateral Agent and/or the other Secured Parties pursuant to this Agreement and the exercise of the rights and remedies of Collateral Agent and/or the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any direct conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control, except with respect to the scope of the assets included in Section 2 hereof.

(ii)                   Notwithstanding anything contained in this Agreement or any other Collateral Document, to the extent that the provisions of this Agreement (or any other Collateral Document) require the delivery of, or granting of control over, or giving notice with respect to, any ABL Priority Collateral to Collateral Agent, then, prior to the Discharge of ABL Obligations, delivery of such Collateral (or control or notice with respect thereto) may instead be made to ABL Agent, to be held in accordance with the ABL Loan Documents and the Intercreditor Agreement, and any Grantor’s obligations hereunder with respect to such delivery, control or notice shall be deemed satisfied by such delivery to the ABL Agent. Furthermore, at all times prior to the Discharge of ABL Obligations, Collateral Agent is authorized by the parties hereto to effect transfers of such ABL Priority Collateral at any time in its possession (and any “control” or similar agreements with respect to such Collateral) to ABL Agent in accordance with the Intercreditor Agreement.

8.                   Further Assurances.

(a)                Each Grantor agrees that from time to time, at its own expense, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that Collateral Agent may reasonably request, in order to perfect and protect the Security Interest granted hereby, to create, perfect or protect the Security Interest purported to be granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.

(b)                Each Grantor authorizes the filing by Collateral Agent of financing or continuation statements, or amendments thereto, and such Grantor will execute and deliver to Collateral Agent such other instruments or notices, as Collateral Agent may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby, to the extent required by this Agreement or any other Loan Document.

(c)                Each Grantor authorizes Collateral Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance. Each Grantor also hereby ratifies any and all financing statements or amendments previously filed by Collateral Agent in any jurisdiction.

(d)                Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Collateral Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code.

9.                   Collateral Agent’s Right to Perform Contracts, Exercise Rights, etc. Upon the occurrence and during the continuance of an Event of Default, Collateral Agent (or its designee) (a) may, to the extent permitted by law, proceed to perform any and all of the obligations of any Grantor contained in any contract, lease, or other agreement constituting Collateral and exercise any and all rights of any Grantor therein contained as fully as such Grantor itself could, (b) shall, to the extent permitted by law, have the right (subject to Section 16(b)) to use any Grantor’s rights under Intellectual Property Licenses in connection with the enforcement of Collateral Agent’s rights hereunder, including the right to prepare for sale and sell any and all Inventory and Equipment now or hereafter owned by any Grantor and now or hereafter covered by such licenses, and (c) shall have the right to request that any Capital Stock that are pledged hereunder be registered in the name of Collateral Agent or any of its nominees.

10.               Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, at such time as an Event of Default has occurred and is continuing under the Credit Agreement, to take any action and to execute any instrument which Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a)                to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Grantor;

(b)                to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(c)                to file any claims or take any action or institute any proceedings which Collateral Agent may reasonably deem necessary or desirable for the collection of any of the Collateral of such Grantor or otherwise to enforce the rights of Collateral Agent with respect to any of the Collateral;

(d)                to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Grantor in respect of any Account of such Grantor;

(e)                to use, subject to the license granted in Section 16(b), any Intellectual Property or Intellectual Property Licenses of such Grantor, including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Grantor; and

(f)                 Collateral Agent, on behalf of the Secured Parties, shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Intellectual Property and Intellectual Property Licenses and, if Collateral Agent shall commence any such suit, the appropriate Grantor shall, at the request of Collateral Agent, do any and all lawful acts and execute any and all proper documents reasonably required by Collateral Agent in aid of such enforcement.

To the extent permitted by law, each Grantor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.

11.               Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of Collateral Agent incurred in connection therewith shall be payable, jointly and severally, by Grantors in accordance with the terms of the Credit Agreement.

12.               Collateral Agent’s Duties. The powers conferred on Collateral Agent hereunder are solely to protect Collateral Agent’s interest in the Collateral, for the benefit of the Secured Parties, and shall not impose any duty upon Collateral Agent to exercise any such powers. Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property.

13.               Collection of Accounts, General Intangibles and Negotiable Collateral. At any time upon the occurrence and during the continuance of an Event of Default, Collateral Agent or Collateral Agent’s designee may (a) make direct verification from Account Debtors with respect to any or all Accounts that are part of the Collateral, (b) notify Account Debtors of any Grantor that the Accounts, General Intangibles, Chattel Paper or Negotiable Collateral of such Grantor have been assigned to Collateral Agent, for the benefit of the Secured Parties, or that Collateral Agent has a security interest therein, or (c) collect the Accounts, General Intangibles and Negotiable Collateral of any Grantor directly, and any reasonable collection costs and expenses shall constitute part of such Grantor’s Secured Obligations under the Loan Documents.

14.               Disposition of Pledged Interests by Collateral Agent. None of the Pledged Interests existing as of the date of this Agreement are, and other than to the extent hereafter disclosed, none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and to the extent not so registered or qualified, disposition thereof after an Event of Default has occurred and is continuing may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Grantor understands that in connection with such disposition, Collateral Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Grantor, therefore, agrees that: (a) if Collateral Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Collateral Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof, and (b) such reliance shall be conclusive evidence that Collateral Agent has handled the disposition in a commercially reasonable manner.

15.               Voting and Other Rights in Respect of Pledged Interests.

(a)                Upon the occurrence and during the continuation of an Event of Default (i) Collateral Agent may, at its option, and in addition to all rights and remedies available to Collateral Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by such Grantor, but under no circumstances is Collateral Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if Collateral Agent duly exercises its right to vote any of such Pledged Interests, each Grantor hereby appoints Collateral Agent, such Grantor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner Collateral Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.

(b)                For so long as any Grantor shall have the right to vote the Pledged Interests owned by it, such Grantor covenants and agrees that it will not, without the prior written consent of Collateral Agent, vote or take any consensual action with respect to such Pledged Interests in violation of this Agreement or any other Loan Document.

16.               Remedies.

(a)                Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and, at the instruction of the Required Lenders, shall exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law. Without limiting the generality of the foregoing, each Grantor expressly agrees that, in any such event, Collateral Agent without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Grantors to, and each Grantor hereby agrees that it will at its own expense and upon request of Collateral Agent forthwith, assemble all or part of the Collateral as directed by Collateral Agent and make it available to Collateral Agent at one or more locations where such Grantor regularly maintains Inventory, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Collateral Agent’s offices or elsewhere, for cash, on credit, and upon such other terms as Collateral Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notification of sale shall be required by law, at least ten days notification by mail to the applicable Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notification shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. Collateral Agent shall not be obligated to make any sale of Collateral regardless of notification of sale having been given. Collateral Agent may adjourn any public sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that (A) the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code, and (B) to the extent notification of sale shall be required by law, notification by mail of the URL where a sale will occur and the time when a sale will commence at least ten days prior to the sale shall constitute a reasonable notification for purposes of Section 9-611(b) of the Code. Each Grantor agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and a Grantor is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Code.

(b)                Collateral Agent is hereby granted a license or other right to use, upon the occurrence and during the continuance of an Event of Default, without liability for royalties or any other charge, each Grantor’s Intellectual Property, including but not limited to, any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, and advertising matter, whether owned by any Grantor or with respect to which any Grantor has rights under license, sublicense, or other agreements (including any Intellectual Property License), as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and each Grantor’s rights under all licenses and all franchise agreements shall inure to the benefit of Collateral Agent; provided, that such license (i) shall not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of any of the foregoing Intellectual Property, or give such third party any right of acceleration, modification or cancellation therein, (ii) is not prohibited by any applicable Requirements of Law, and (iii) shall be subject, in the case of Trademarks, to sufficient rights of quality control and inspection in favor of each applicable Grantor to avoid the risk of invalidation of such Trademarks.

(c)             Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Grantor or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any Grantor’s Deposit Accounts in which Collateral Agent’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the applicable Grantor to pay the balance of such Deposit Account to or for the benefit of Collateral Agent, and (ii) with respect to any Grantor’s Securities Accounts in which Collateral Agent’s Liens are perfected by control under Section 9-106 of the Code, instruct the securities intermediary maintaining such Securities Account for the applicable Grantor to (A) transfer any cash in such Securities Account to or for the benefit of Collateral Agent, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Collateral Agent.

(d)                Upon the occurrence and during the continuance of an Event of Default, any cash held by Collateral Agent as Collateral and all cash proceeds received by Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Secured Obligations in the order set forth in the Credit Agreement. In the event the proceeds of Collateral are insufficient to satisfy all of the Secured Obligations in full, each Grantor shall remain jointly and severally liable for any such deficiency.

(e)                Each Grantor hereby acknowledges that the Secured Obligations arise out of a commercial transaction, and agrees that if an Event of Default shall occur and be continuing Collateral Agent shall have the right to an immediate writ of possession without notice of a hearing. Collateral Agent shall have the right to the appointment of a receiver for the properties and assets of each Grantor, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by Collateral Agent.

17.               Remedies Cumulative. Each right, power, and remedy of Collateral Agent or any Lender, as provided for in this Agreement or the other Loan Documents now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or the other Loan Documents now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Collateral Agent, any Lender, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Collateral Agent, such Lender of any or all such other rights, powers, or remedies.

18.               Marshaling. Collateral Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Collateral Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

19.               Indemnity. Each Grantor agrees to indemnify Collateral Agent and the Lenders from and against all claims, lawsuits and liabilities (including reasonable attorneys’ fees) arising out of or resulting from this Agreement (including enforcement of this Agreement) in accordance with and to the extent set forth in Section 10.03 of the Credit Agreement. This provision shall survive the termination of this Agreement and the Credit Agreement and the repayment of the Secured Obligations.

20.               Merger, Amendments; Etc. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. No waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Collateral Agent and each Grantor to which such amendment applies.

21.               Addresses for Notices. All notices and other communications provided for hereunder shall be given in the form and manner and delivered to Collateral Agent at its address specified in the Credit Agreement, and to any of the Grantors at the notice address specified for Lead Borrower in the Credit Agreement, or as to any party, at such other address as shall be designated by such party in a written notice to the other party.

22.               Continuing Security Interest: Assignments under Credit Agreement.

(a)                This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Secured Obligations have been paid in full in accordance with the provisions of the Credit Agreement and the Commitments have expired or have been terminated, (ii) be binding upon each Grantor, and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, Collateral Agent, and its successors, permitted transferees and permitted assigns. Without limiting the generality of the foregoing clause (iii), any Lender may, solely in accordance with the provisions of the Credit Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. Upon payment in full of the Secured Obligations in accordance with the provisions of the Credit Agreement and the expiration or termination of the Commitments, the Security Interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto. At such time, upon Lead Borrower’s request, Collateral Agent will (i) authorize the filing of appropriate termination statements to terminate such Security Interest, (ii) terminate all control agreements entered into pursuant to this Agreement or any other Loan Document and (iii) return to Lead Borrower, all Collateral in Collateral Agent’s or its agent’s possession. No transfer or renewal, extension, assignment, or termination of this Agreement or of the Credit Agreement, any other Loan Document, or any other instrument or document executed and delivered by any Grantor to Collateral Agent nor any additional loans made by any Lender to any Borrower, nor the taking of further security, nor the retaking or re-delivery of the Collateral to Grantors, or any of them, by Collateral Agent, nor any other act of the Secured Parties, or any of them, shall release any Grantor from any obligation, except a release or discharge effected in accordance with the provisions of the Credit Agreement. Collateral Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Collateral Agent and then only to the extent therein set forth. A waiver by Collateral Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which Collateral Agent would otherwise have had on any other occasion.

(b)                If any Secured Party repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such Secured Party in full or partial satisfaction of any Secured Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such Secured Party elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such Secured Party elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and external attorneys’ fees of such Secured Party related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Collateral Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Collateral Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Collateral Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

23.               Survival. All representations and warranties made by the Grantors in this Agreement and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Collateral Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

24.               APPLICABLE LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)                THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

(b)                (I) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING HERETO, OR ANY OF THE SECURED OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (W) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (X) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (Y) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01 OF THE CREDIT AGREEMENT, WHICH IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (Z) AGREES THAT THE SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

(II) EACH GRANTOR HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.01 OF THE CREDIT AGREEMENT. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY GRANTOR IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

(c)                EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 24 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO . IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

25.               New Subsidiaries. Pursuant to Section 5.10 of the Credit Agreement, certain Subsidiaries (whether by acquisition or creation) of Global Parent are required to enter into this Agreement by executing and delivering in favor of Collateral Agent a Joinder to this Agreement in substantially the form of Annex 1. Upon the execution and delivery of Annex 1 by any such new Subsidiary, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Agreement shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor hereunder.

26.               Collateral Agent. Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Collateral Agent” shall be a reference to Collateral Agent, for the benefit of each Secured Party.

27.               Miscellaneous.

(a)                This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall, if requested by Collateral Agent, deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

(b)                Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c)                Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d)                Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Secured Party, or any Grantor, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

“Grantors”

FRANCHISE GROUP NEW HOLDCO, LLC, a Delaware limited liability company

By: /s/ Brian Kahn

Name: Brian Kahn
Title: President and Chief Executive Officer

FRANCHISE GROUP MERGER SUB AF, INC., a Delaware corporation

By: /s/ Brian Kahn

Name: Brian Kahn
Title: President

FRANCHISE GROUP INTERMEDIATE HOLDCO, LLC, a Delaware limited liability company

By: /s/ Brian Kahn

Name: Brian Kahn
Title: President and Chief Executive Officer

FRANCHISE GROUP NEWCO INTERMEDIATE AF, LLC, a Delaware limited liability company

By: /s/ Brian Kahn

Name: Brian Kahn
Title: President and Chief Executive Officer

AMERICAN FREIGHT GROUP, INC., a Delaware corporation By: /s/ Brian Kahn Name: Brian Kahn Title: President and Chief Executive Officer	AMERICAN FREIGHT HOLDINGS, INC., a Delaware corporation By: /s/ Brian Kahn Name: Brian Kahn Title: President and Chief Executive Officer

AMERICAN FREIGHT, INC., a Delaware corporation By: /s/ Brian Kahn Name: Brian Kahn Title: President and Chief Executive Officer	AMERICAN FREIGHT MANAGEMENT COMPANY, LLC, a Delaware limited liability company By: /s/ Brian Kahn Name: Brian Kahn Title: President and Chief Executive Officer

[SIGNATURE PAGE TO SECURITY AGREEMENT]

FRANCHISE GROUP INTERMEDIATE B, LLC, a Delaware limited liability company By: /s/ Brian Kahn Name: Brian Kahn Title: President and Chief Executive Officer	BUDDY’S NEWCO, LLC, a Delaware limited liability company By: /s/ Michael Bennett Name: Michael Bennett Title: Chief Executive Officer

BUDDY’S FRANCHISING AND LICENSING LLC, a Florida limited liability company By: /s/ Michael Bennett Name: Michael Bennett Title: Chief Executive Officer	FRANCHISE GROUP INTERMEDIATE S, LLC, a Delaware limited liability company By: /s/ Brian Kahn Name: Brian Kahn Title: President and Chief Executive Officer
FRANCHISE GROUP NEWCO S, LLC, a Delaware limited liability company By: /s/ Brian Kahn Name: Brian Kahn Title: President and Chief Executive Officer	BUDDY’S DISCOUNT OUTLET FRANCHISING, LLC, a Delaware limited liability company By: /s/ Brian Kahn Name: Brian Kahn Title: President and Chief Executive Officer

SEARS OUTLET STORES, L.L.C., a Delaware limited liability company By: /s/ E.J. Bird Name: E.J. Bird Title: Senior Vice President	OUTLET MERCHANDISE, LLC, a Delaware limited liability company By: /s/ E.J. Bird Name: E.J. Bird Title: Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE TO SECURITY AGREEMENT]

LEASING OPERATIONS, LLC, a Delaware limited liability company By: /s/ E.J. Bird Name: E.J. Bird Title: Senior Vice President and Chief Financial Officer	FRANCHISE GROUP INTERMEDIATE L, LLC, a Delaware limited liability company By: /s/ Brian Kahn Name: Brian Kahn Title: President and Chief Executive Officer

FRANCHISE GROUP INTERMEDIATE V, LLC, a Delaware limited liability company By: /s/ Brian Kahn Name: Brian Kahn Title: President and Chief Executive Officer	FRANCHISE GROUP NEWCO V, LLC, a Delaware limited liability company By: /s/ Brian Kahn Name: Brian Kahn Title: President and Chief Executive Officer

[SIGNATURE PAGE TO SECURITY AGREEMENT]

“Collateral Agent”
KAYNE SOLUTIONS FUND, L.P. By Kayne Solutions Fund GP, LLC, its general partner By: /s/ Jon Levinson Name: Jon Levinson Title: Managing Partner

[SIGNATURE PAGE TO SECURITY AGREEMENT]